Exhibit 2.1

**CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED

FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT

THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.**

CONFIDENTIAL

SECURED PARTY SALE AGREEMENT

This SECURED PARTY SALE AGREEMENT (this “Agreement”), dated as of August 23, 2024, is by and between Stran Loyalty Solutions, LLC, a Nevada limited liability company (the “Purchaser”), and Sallyport Commercial Finance, LLC (“Secured Party”).

WHEREAS, Bangarang Enterprises, LLC, a California limited liability company (d/b/a Gander Group) (“Gander”), is engaged in the business of creating high-quality, trend-forward products and merchandising solutions (the “Business”);

WHEREAS, Secured Party and Gander are parties to that certain [redacted] (the “Factor Purchase Agreement”), under which [redacted] on the terms and subject to the conditions set forth therein and in accordance with the documents and agreements entered into in connection therewith (such documents and agreements, together with the Factor Purchase Agreement, collectively, the “Factor Documents”)

WHEREAS, certain Events of Default have occurred and are continuing under the Factor Documents, including but not limited to [redacted].

WHEREAS, as a result of the Events of Default, the Secured Party has exercised its collective rights under Article 8 of the Factor Purchase Agreement and Article 9 of the UCC.

WHEREAS, Secured Party and Gander through good faith and arm’s length negotiations, during which each party was represented by independent legal counsel, reached an agreement whereby the Secured Party took possession of certain of its collateral in an effort to reduce its Obligations (as defined in the Factor Purchase Agreement) to Secured Party;

WHEREAS, Secured Party and the Purchaser have engaged in good faith, arm’s length negotiations to reach an agreement regarding the Purchaser’s purchase of the Purchased Assets from Secured Party;

WHEREAS, the Purchaser desires to purchase the Purchased Assets from the Secured Party, and the Secured Party desires to sell to the Purchaser all of Gander’s interests in the Purchased Assets, all in the manner, and subject to the terms and conditions set forth in this Agreement, and the other Transaction Documents; and

WHEREAS, this sale by Secured Party to the Purchaser is being conducted as a private sale pursuant to §§ 9-610, 9-611 and 9-612 of the UCC.

NOW, THEREFORE, in consideration of the foregoing, the respective covenants and agreements hereinafter contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereto hereby agree as follows:

ARTICLE I
DEFINITIONS; CONSTRUCTION

1.1 Definitions. As used in this Agreement (including the recitals and Schedules hereto), the following terms shall have the following meanings:

“Affiliate” means, as to any Person, any other Person that controls, is controlled by, or is under common control with, such Person; as used in this definition, “control” means (a) the ownership of more than 10% of the voting securities or other voting interest of any Person (including attribution from related parties), or (b) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by Contract or otherwise.

“Bill of Sale” means a Bill of Sale and Assignment and Assumption Agreement among the Purchaser and Secured Party with respect to all of the Purchased Assets.

“Business Day” means a day other than a Saturday, Sunday or other day on which banks in New York, New York are required or authorized to close.

“Charged Back Accounts” means all accounts that Secured Party charged back to Gander under the terms of the Factor Purchase Agreement during the ninety day period prior to the Closing Date.

“Code” means the Internal Revenue Code of 1986, as amended, together with any rules or regulations promulgated thereunder.

“Contract” means any written or oral agreement, contract, instrument, commitment, lease, guaranty, indenture, license, obligation, undertaking, sales order (including delivery orders, purchase orders and change orders), teaming agreement, joint venture, basic ordering agreement, pricing agreement, letter contract or other arrangements or understandings between two or more Persons or by one Person in favor of another Person, as well as any bids or proposals, which if accepted would result in a binding Contract.

“Due from Factor” means all sums standing to the credit of Gander with Secured Party as of the Closing Date, including any unpaid purchase price with respect to all outstanding factored Accounts, it being understood that such amounts will be paid over by Secured Party as and when payable under the terms of the Factor Purchase Agreement, subject to Secured Party’s rights under the Factor Purchase Agreement.

“Employee Benefit Plans” means, collectively, each “employee pension benefit plan”, as defined in Section 3(2) of ERISA, each “employee welfare benefit plan”, as defined in Section 3(1) of ERISA, and each other agreement, plan, program, fund, policy, Contract or arrangement (whether written or unwritten) providing compensation, benefits, pension, retirement, superannuation, profit sharing, stock bonus, stock options, stock option, stock purchase, phantom or stock equivalent, bonus, thirteenth month, incentive, deferred compensation, hospitalization, medical, dental, vision, vacation, life insurance, death benefit, sick pay, disability, severance, fringe benefit, supplemental unemployment benefits, change in control, nonqualified deferred compensation, termination indemnity, redundancy pay, educational assistance, holiday pay, housing assistance, moving expense reimbursement, fringe benefit or similar employee benefits.

“Environmental Claim” means any and all administrative or judicial actions, suits, orders, claims, liens, notices, notices of violations, investigations, complaints, requests for information, proceedings or other communication (written or oral), whether criminal or civil, pursuant to or relating to any applicable Environmental Law.

“Environmental Law” means any and all Laws, Orders, Environmental Permits, policies, guidance documents or agreements with any Governmental Entity, relating to the protection of health and the environment or worker health and safety or governing the handling, use, generation, treatment, storage, transportation, disposal, manufacture, distribution, formulation, packaging, labeling or Release of or exposure to Hazardous Materials.

“Environmental Permit” means any federal, state, local, provincial or foreign Permits required or issued by any Governmental Entity under or in connection with any Environmental Law, including any and all Orders issued by or entered into with a Governmental Entity under any applicable Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended on or prior to the Closing.

“Events of Default” shall have the same meaning as contained in Article 7 of the Factor Purchase Agreement.

“GAAP” means the generally accepted accounting principles as in effect from time to time in the United States, consistently applied.

“Governmental Entity” means any instrumentality, subdivision, court, administrative agency, commission, official or other authority of the United States or any other country or any state, province, prefect, municipality, locality or other governmental or political subdivision thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority.

“Hazardous Material” means petroleum, petroleum hydrocarbons or petroleum products, petroleum by-products, radioactive materials, asbestos or asbestos-containing materials, gasoline, diesel fuel, pesticides, radon, urea formaldehyde, mold, lead or lead-containing materials, polychlorinated biphenyls; and any other chemicals, materials, substances or wastes in any amount or concentration which are regulated under or for which liability can be imposed under any Environmental Law.

“Intellectual Property” means: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, divisions, revisions, extensions and reexaminations thereof; (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith; (c) all copyrightable works, all copyright rights, and all applications, registrations and renewals in connection therewith; (d) all Trade Secrets; (e) all computer software (including object and executable code, scripts, source code, data, databases and related documentation, including but not limited to installation and operation manuals) (collectively “Software”); (f) all Internet websites, including domain name registrations and content and Software included therein; (g) all other proprietary rights; (h) all rights to recover for past, present and future infringement of any of the foregoing; and (i) all copies and tangible embodiments thereof (in whatever form or medium).

“Junior Liens” means any Lien in favor of any Person that is junior in priority to the Liens securing the obligations of Gander and the other borrowers and guarantors to Secured Party under the Factor Documents and in accordance with applicable law.

“Laws” means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision or of any Governmental Entity.

“Lien” means any lien, mortgage, pledge, security interest, encumbrance (statutory or other), easement, option, right of first offer, right of first refusal, adverse claim, conditional sale agreement, or any other claim or charge similar in purpose or effect to any of the foregoing.

“Loss” means any loss, damage, diminution in value, fine, fee, penalty, deficiency or expense (including interest, court costs, reasonable fees of attorneys, accountants and other experts or other expenses of litigation or other proceedings or pursuits of rights to indemnification).

“Order” means any order, writ, judgment, decree, injunction or similar order of any Governmental Entity (in each case whether preliminary or final).

“Organizational Documents” means certificates of incorporation, bylaws, certificates of formation, limited liability company operating agreements or similar formation or governing documents of a particular entity, including all amendments, modification and supplements thereto.

“Permits” means all permits, licenses, franchises, registrations, certificates, approvals, consents or other similar authorizations.

“Permitted Lien” means: (a) liens for property taxes and assessments not yet due or payable; and (b) immaterial liens of mechanics, laborers, warehousemen and similar statutory liens arising in the ordinary course of business for amounts not yet due.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust (charitable or non-charitable), unincorporated organization, other form of business entity or Governmental Entity.

“Pre-Closing Environmental Liability” means any liabilities, obligations or Losses arising from or relating to: (a) any violation or alleged violation of, noncompliance with, or liability under Environmental Laws or Environmental Permits relating to any Purchased Assets, the Businesses, any Site or either Seller, in each case, that first existed, arose or occurred on or prior to the Closing Date; (b) any violation or alleged violation of, noncompliance with or liabilities under any provisions or requirements of any lease pertaining to Environmental Laws, Environmental Permits or Hazardous Materials relating to the Purchased Assets, the Businesses or any Site, that first existed, arose or occurred on or prior to the Closing Date; (c) the presence, Release or threatened Release of, or exposure or alleged exposure of any Person to, any Hazardous Materials, in each case, that first existed, arose or occurred on or prior to the Closing Date at, on, in, under or migrating to or from any of the Purchased Assets or any Site; or (d) the transportation, treatment, storage, handling or disposal of any Hazardous Materials or the arrangement for such activities by or on behalf of the Business, Gander, any predecessors of Gander or the Business or any entities previously owned by Gander, at or to any off-Site location on or prior to the Closing Date.

“Purchased Assets” shall have the mean ascribed in Section 2.1.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, migrating, leaching, dumping or disposing of a Hazardous Material.

“Section 9-609 Agreement” means that certain agreement by and between the Secured Party and Gander making the Purchased Assets available to the Secured Party.

“Seller Intellectual Property” means all Intellectual Property owned, purported to be owned, used, issued to or held by Gander in connection with the conduct and operation of the Businesses, including all Intellectual Property set forth on Schedule 1.1(c), which sets forth all Intellectual Property that is the subject of a patent, copyright or trademark registration or application and all material unregistered Intellectual Property owned by Gander.

“Site” means the real properties currently or previously owned, leased, occupied or operated by: (a) Gander or the Business; (b) any predecessors of Gander or the Business; or (c) any entities previously owned by Gander or the Business, in each case, including all soil, subsoil, surface waters and groundwater thereat.

“Tax Return” means any return, declaration, report, claim for refund or credit, information return or statement, and any amendment thereto, including any consolidated, combined, unitary or separate return or other document (including any related or supporting information or schedule), required to be filed with any Governmental Entity in connection with the determination, assessment, collection or payment of Taxes or the administration of any Laws, regulations or administrative requirements relating to Taxes.

“Taxes” means all federal, state, local or foreign taxes, including income, gross income, gross receipts, production, excise, employment, sales, use, transfer, value-added taxes, ad valorem, profits, license, capital stock, franchise, severance, stamp, withholding, Social Security, employment, unemployment, disability, workers’ compensation, payroll, utility, windfall profit, custom duties, personal property, real property, intangible property, registration, alternative or add-on minimum, abandoned or unclaimed property (or other property subject to escheatment laws of any jurisdiction), estimated and other taxes, governmental fees, duties or like charges of any kind whatsoever, including any liability therefore as a result of Treasury Regulation Section 1.1502-6 or any similar provision of applicable Law, or as a result of any Tax sharing or similar agreement, by reason of being a successor-in-interest or transferee of another Person, and also including any interest, penalties or additions thereto, whether disputed or not.

“Trade Secrets” means any trade secrets and confidential or proprietary information, without regard to form, including technical and non-technical data, formulae, know-how, ideas, compositions, patterns, compilations, programs, research and development, devices, methods, techniques, drawings, designs, specifications, technology, systems, processes, financial data, financial plans, product plans, business and marketing plans and proposals, distribution lists, lists of actual or potential customers, advertisers or vendors, and pricing and cost information.

“Transaction Documents” means this Agreement, the Section 9-609 Agreement, the exhibits and schedules hereto and thereto, and all other agreements, instruments, certificates and other documents to be entered into or delivered by any party in connection with the transactions contemplated to be consummated pursuant to any of the foregoing.

“UCC” means the Uniform Commercial Code as adopted and coded in the State of Texas.

1.2 Construction. For the purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires: (a) words using the singular or plural number also include the plural or singular number, respectively, and the use of any gender herein shall be deemed to include the other genders; (b) references herein to “Articles”, “Sections”, “subsections” and other subdivisions, and to Exhibits, Schedules, Annexes and other attachments, without reference to a document are to the specified Articles, Sections, subsections and other subdivisions of, and Exhibits, Schedules, Annexes and other attachments to, this Agreement; (c) a reference to a subsection or other subdivision without further reference to a Section is a reference to such subsection or subdivision as contained in the same Section in which the reference appears; (d) the words “herein”, “hereof’, “hereunder”, “hereby” and other words of similar import refer to this Agreement as a whole and not to any particular provision; (e) the words “include”, “includes” and “including” are deemed to be followed by the phrase “without limitation”; and (f) all accounting terms used and not expressly defined herein have the respective meanings given to them under GAAP.

ARTICLE II
PURCHASE AND SALE OF THE PURCHASED ASSETS AND ASSUMPTION OF THE ASSUMED LIABILITIES

2.1 Purchase and Sale of the Purchased Assets. On the Closing Date, and subject to the terms and conditions set forth herein, Secured Party shall sell, convey, transfer and assign to the Purchaser, and the Purchaser shall purchase or assume, as the case may be, from Secured Party, all of Gander’s rights and interests (and in the case of the Due from Factor amounts and Charged Back Accounts, all of Secured Party’s rights and interests) in and to all of the Purchased Assets, free and clear of all Junior Liens to the extent provided for under Sections 9-610 and 9-617 of the UCC, on an “AS IS, WHERE IS” basis. As used in this Agreement, the term “Purchased Assets” shall mean all of the following assets of Secured Party:

(a) the Contracts set forth on Schedule 2.1(a) (the “Assigned Contracts”);

(b) all Due from Factor amounts and all Charged Back Accounts;

(c) all accounts or notes receivable of or held by Gander (other than those covered by clause (b) above) and any security, claim, remedy or other right related to any of the foregoing;

(d) all rights to all open customer purchase orders to the extent that the foregoing arise from the Assigned Contracts and any security, claim, remedy or other right related to any of the foregoing;

(e) all prepaid expenses, commissions, credits, advance payments, claims, security, refunds, rights of recovery, rights of set-off, rights of recoupment and deposits owned or held by Gander, including, without limitation, any security deposit for any real estate lease;

(f) all furniture, fixtures, equipment, machinery, tools, vehicles, office equipment, supplies, computers, telephones and other tangible personal property of Gander or with respect to the Business, including the assets set forth on Schedule 2.1(f);

(g) all inventory owned by Gander related to the Business (the “Purchased Inventory”);

(h) any rights Secured Party has in the Permits of Gander to the extent related to the Business and to the extent transferrable under applicable law;

(i) all Seller Intellectual Property and all pass codes or security codes for which Secured Party may have access to relating to the Purchased Assets (collectively, the “Transferred IP”);

(j) all equity interests, membership interests and other securities held by Gander in Gander Group Louisiana, LLC (“GGLA”);

(k) originals, or where not available, copies, of all books and records of Gander, including, but not limited to, books of account, ledgers and general, financial and accounting records, machinery and equipment maintenance files, customer lists, customer purchasing histories, price lists, distribution lists, supplier lists, production data, quality control records and procedures, customer complaints and inquiry files, research and development files, records and data (including all correspondence with any Governmental Entity), sales material and records (including pricing history, total sales, terms and conditions of sale, sales and pricing policies and practices), strategic plans, internal financial statements, marketing and promotional surveys, material and research and files relating to the Seller Intellectual Property (“Books and Records”); and

(l) all of Gander’s claims, rights under warranties, indemnities and similar rights, refunds, causes of action, choses in action, rights of recovery and rights of setoff of any kind relating to the other Purchased Assets;

(m) any cash or cash equivalents in bank accounts of Gander on the Closing Date to the extent that such cash or cash equivalents exceed $50,000 in the aggregate (“Excess Cash”); and

(n) all goodwill and the going concern value of the Business.

2.2 Excluded Assets. Notwithstanding anything contained in Section 2.1 to the contrary, all assets of Gander (other than the Purchased Assets) shall be excluded from the sale of assets contemplated hereunder and shall not be sold, assigned, transferred, conveyed and delivered to the Purchaser hereunder and, to the extent in existence on the Closing Date, shall be retained by Gander and/or Secured Party (collectively, the “Excluded Assets”), including, for the avoidance of doubt:

(a) any cash and cash equivalent balances of Gander on the Closing Date (except any Excess Cash);

(b) any minute books, Tax Returns or other corporate limited liability company documents of Gander;

(c) all receivables, refunds and Tax assets with respect to Taxes for taxable periods (or portions thereof) ending on or before the Closing;

(d) any Employee Benefit Plan that Gander or any Affiliate of Gander maintain, contribute to, have an obligation to contribute to or otherwise have any Liability with respect thereto;

(e) all Contracts, other than the Assigned Contracts;

(f) all of Gander’s and Secured Party’s claims, refunds, causes of action, choses in action, rights of recovery and rights of setoff of any kind relating solely to the Excluded Assets or the Excluded Liabilities; and

(g) all rights of Gander and Secured Party under this Agreement and the other Transaction Documents or any amendments hereto or thereto.

2.3 Assumption of Assumed Liabilities. Subject to the terms and conditions set forth herein, as additional consideration for the Purchased Assets, from and after the Closing, but subject to the terms and conditions set forth in this Agreement, the Purchaser shall assume and thereafter will pay, perform and discharge when due the following (collectively, the “Assumed Liabilities”):

(a) all executory obligations of Gander and/or Secured Party solely to the extent arising following the Closing pursuant to the terms of the Assigned Contracts (other than liabilities relating to any breach or default under any Assigned Contract prior to the Closing Date).

(b) all of Gander’s accounts payable existing as of July 31, 2024 to the extent set forth on Schedule 2.3(b) (other than those discharged following such date) and all accounts payable of Gander incurred between such date and the Closing Date in the Ordinary Course of Business, excluding, in each case, all Excluded Payables (collectively, the accounts payable referred to in clause (a), the “Assumed Payables”);

(c) all of Gander’s liabilities under its corporate credit cards existing as of July 31, 2024 to the extent set forth on Schedule 2.3(c) (other than those discharged following such date) and all of its liabilities incurred on such credit cards between such date and the Closing Date in the Ordinary Course of Business;

(d) all of Gander’s liabilities existing as of July 31, 2024 to fulfill the obligations of Gander under contracts covering the customer deposits set forth on Schedule 2.3(d) (other than those discharged following such date), together with all customer deposits received by Gander between such date and the Closing Date in the Ordinary Course of Business;

(e) all of Gander’s liabilities existing as of July 31, 2024 with respect to Employee 401k/FSA/Other Payables to the extent set forth on Schedule 2.3(e) (other than those discharged following such date) and all of liabilities of Gander of the same nature incurred by Gander between such date and the Closing Date in the Ordinary Course of Business (collectively, the “Assumed Benefit Liabilities”);

(f) all of Gander’s liabilities existing as of July 31, 2024 with respect to accrued commissions to the extent set forth on Schedule 2.3(f) (other than those discharged following such date) and all of liabilities of Gander with respect to accrued commissions incurred by Gander between such date and the Closing Date in the Ordinary Course of Business, but excluding in all instances any liabilities for payroll or paid-time off;

(g) all of Gander’s liabilities existing as of July 31, 2024 with respect to sales tax payable to the extent set forth on Schedule 2.3(g) (other than those discharged following such date) and all of liabilities of Gander with respect to sales tax payable incurred by Gander between such date and the Closing Date in the Ordinary Course of Business (the “Assumed Sales Tax Liabilities”);

(h) all of Gander’s accrued purchases as of July 31, 2024 to the extent set forth on Schedule 2.3(h) (other than those discharged following such date) and all accrued purchases of Gander (to the extent of a similar nature) incurred by Gander between such date and the Closing Date in the Ordinary Course of Business;

(i) all of Gander’s accrued expenses as of July 31, 2024 to the extent set forth on Schedule 2.3(i) (other than those discharged following such date) and all accrued expenses of Gander (to the extent of a similar nature) incurred by Gander between such date and the Closing Date in the Ordinary Course of Business, in each case other than any accrued expenses owed to [redacted] or any of their respective Affiliates;

(j) all of Gander’s accrued royalty liabilities as of July 31, 2024 to the extent set forth on Schedule 2.3(j) (other than those discharged following such date) and all accrued royalty liability of Gander (to the extent of a similar nature) incurred by Gander between such date and the Closing Date in the Ordinary Course of Business; and

(k) the obligation to pay Warson Capital Partners, LLC the amount of fees and expenses set forth on Schedule 2.3(k) with respect to the transactions contemplated by this Agreement, including for its marketing of the Purchased Assets for sale (the “Transaction Expense Payment”), but in no event any amount in excess thereof.

Notwithstanding anything to the contrary in this Section 2.3, the Assumed Liabilities shall not include any Excluded Liabilities.

2.4 Excluded Liabilities. Notwithstanding anything to the contrary contained herein, the Purchaser shall not assume, or in any way be liable or responsible for, any liabilities or obligations of Gander and/or Secured Party except for those liabilities and obligations expressly assumed by the Purchaser pursuant to the terms of Section 2.3 (collectively, the “Excluded Liabilities”). Without limiting the generality of the foregoing, the Excluded Liabilities shall include the following:

(a) all accounts payable of Gander other than the Assumed Payables, including, without limitation, all accounts payable of Gander owed to [redacted] or any of their respective Affiliates (collectively, the “Excluded Payables”);

(b) any liability or obligation arising out of the conduct of the Business prior to or following the Closing Date;

(c) any liabilities with respect to any Employee Benefit Plan that Gander or any Affiliate of Gander maintains, contributes to, has an obligation to contribute to or otherwise has any Liability with respect thereto (other than the Assumed Benefit Liabilities);

(d) any liabilities relating to or arising out of the employment or service with Gander, or termination of employment or service with Gander, of any employee, director, consultant or advisor of Gander, including, without limitation, all obligations to pay accrued vacation or paid time off to any employee of Gander;

(e) any Tax liabilities (other than the Assumed Sales Tax Liabilities), including penalties, interest, and fees imposed therewith, related to noncompliance by Secured Party or Gander with applicable bulk sales Laws;

(f) all liabilities for (i) Taxes of Gander and their Affiliates, (ii) Taxes that relate to the Purchased Assets or the Assumed Liabilities for taxable periods (or portions thereof) ending on or before the Closing Date, including Taxes allocable to Gander or Secured Party pursuant to Section 6.4, and (iii) payments under any Tax allocation, sharing or similar agreement (whether oral or written);

(g) any liability or obligation of Gander under any indebtedness for borrowed money, including any indebtedness owed to any Affiliate of Gander, and any Contract evidencing any such financing arrangement, including, without limitation, any liability or obligation of Gander owed to [redacted]

(h) any Pre-Closing Environmental Liability;

(i) any liability of Gander for any miscellaneous accruals on Gander’s balance sheet as of July 31, 2024 or for any miscellaneous accrual liability of Gander following such date; and

(j) any fees or expenses of Gander and/or Secured Party incurred with respect to the transactions contemplated hereby (other than the Transaction Expense Payment).

ARTICLE III
PURCHASE PRICE AND CLOSING

3.1 Purchase Price. Subject to the terms and conditions set forth in this Agreement and in reliance upon the representations and warranties of the parties set forth herein, at the Closing, the purchase price to be paid by the Purchaser to Secured Party in exchange for the Purchased Assets shall consist of (a) $1,098,799.73 (the “Cash Purchase Price”), and (b) the assumption by the Purchaser of the Assumed Liabilities.

3.2 Closing. Subject to the terms and conditions set forth in this Agreement, the closing of the purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities (the “Closing”) shall take place at the offices of Robinson & Cole LLP, One Boston Place, 25th Floor, Boston, MA 02108 on the date hereof, or at such other location (including a virtual closing) as Secured Party and the Purchaser may mutually agree. The date on which the Closing shall occur is referred to herein as the “Closing Date”.

3.3 Closing Deliveries.

(a) Closing Deliveries by Secured Party. Secured Party shall deliver to the Purchaser at the Closing the items listed below:

(i) the Bill of Sale, duly executed by Secured Party;

(ii) conveyance documents with respect to the Transferred IP, if any, duly executed by Secured Party for which Purchaser is responsible to procure;

(iii) the Section 9-609 Agreement, duly executed by Gander and the Secured Party, and notice of the same; and

(iv) a Transfer Agreement pursuant to Section 9-619 of the UCC, duly executed by Secured Party.

(b) Closing Deliveries by the Purchaser. The Purchaser shall deliver to Secured Party at the Closing the items listed below:

(i) the Cash Purchase Price by wire transfer in immediately available fund, to the account designated by the Secured Party prior to the date hereof;

(ii) the Bill of Sale, duly executed by the Purchaser; and

(iii) conveyance documents with respect to the Transferred IP, duly executed by the Purchaser.

3.4 Payments at Closing. At the Closing, the Purchaser shall pay or cause to be paid, by wire transfer of immediately available funds to the Secured Party, the Cash Purchase Price in accordance with Section 3.3(b)(i) above. On the Closing Date, Purchaser shall satisfy the Transaction Expense Payment by wire transfer of immediately available funds to the account designated by Warson Capital Partners, LLC prior to the Closing.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SECURED PARTY

Secured Party represents and warrants to the Purchaser, as of the date hereof, as follows:

4.1 Organization and Authority of Secured Party. Secured Party is a limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has full corporate power and authority (a) to hold and enforce the Factor Documents, (b) to execute and deliver this Agreement and the other Transaction Documents, and (c) to take any and all other actions necessary or appropriate to close the transactions contemplated by this Agreement (the “Secured Party Sale”). The execution and delivery of each of the Transaction Documents have been duly authorized by all necessary corporate action on the part of Secured Party.

4.2 Enforceability. This Agreement and the other Transaction Documents have been duly executed by Secured Party and constitute Secured Party’s valid and binding obligation, enforceable against it in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, moratorium or similar laws of general application relating to or affecting creditors’ rights generally and except for the limitations imposed by general principles of equity.

4.3 Security Interest. Secured Party is the holder of all security interests granted to Secured Party by Gander under which the sale contemplated by this Agreement is being made, and Secured Party has not assigned any of its security interests in the Purchased Assets to any other person or entity. The security interests held by Secured Party in the Purchased Assets, evidence of which have been delivered to the Purchaser, are good, valid, properly granted and enforceable. Secured Party is the sole lender under the Factoring Documents.

4.4 Litigation Proceedings and Applicable Law. There are no actions, suits, proceedings, judgments or orders, pending or (to the Secured Party’s Knowledge) threatened against Secured Party seeking to enjoin the consummation of the Secured Party Sale at law, in equity, or before or by any Governmental Entity or any arbitrator.

4.5 Broker’s or Finder’s Fee. Secured Party has not engaged any broker, agent or other intermediary in connection with this Agreement or the Secured Party Sale; provided however, Warson Capital Partners is entitled to the Transaction Expense Payment.

4.6 Compliance. Secured Party has been, and will be as of the Closing, in material compliance with the requirements of a private sale under Article 9 of the UCC, such that the Purchased Assets shall be transferred to Purchaser under this Agreement free and clear of all Junior Liens on such Purchased Assets that are junior to Secured Party’s Liens on such Purchased Assets to the fullest extent provided for under the UCC.

4.7 Surrender of Possession. Contemporaneously with the Closing, Gander has executed the Section 9-609 Agreement which has been reviewed by the Purchaser.

4.8 Release of Security Interest as to Purchaser. Upon full payment of the Cash Purchase Price in accordance with this Agreement, Secured Party will not claim, record or perfect a security interest as against the Purchaser in the Purchased Assets; provided, however, nothing herein shall prevent (i) the Purchaser from granting the Secured Party a security interest in the Purchaser’s property, including the Purchased Assets, on or after the Closing arising from the entry by Purchaser and Secured Party into a new factoring agreement; or (ii) the Secured Party from perfecting such security interest.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to Secured Party, as of the date hereof, as follows:

5.1 Corporate Organization. The Purchaser is a limited liability company duly organized and validly existing under the laws of Nevada, and has all requisite limited liability company power and authority to own its properties and assets and to conduct its businesses as now conducted.

5.2 Authorization and Validity of Agreement. The Purchaser has all requisite limited liability company power and authority to enter into this Agreement and the other Transaction Documents and to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement and the other Transaction Documents and the performance of the Purchaser’s obligations hereunder and thereunder have been duly authorized by all necessary action by the Purchaser, and no other proceedings or actions on the part of the Purchaser or any other Person are necessary to authorize such execution, delivery and performance. This Agreement and each of the other Transaction Documents has been duly executed by the Purchaser and constitutes its valid and binding obligation, enforceable against it in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, moratorium or similar laws of general application relating to or affecting creditors’ rights generally and except for the limitations imposed by general principles of equity.

5.3 Litigation Proceedings and Applicable Law. To Purchaser’s knowledge, there are no actions, suits, proceedings, judgments or orders, pending or threatened against Purchaser or otherwise affecting the consummation of the Secured Party Sale at law, in equity, or before or by any Governmental Entity or any arbitrator.

5.4 Brokers. Neither the Purchaser nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders fees in connection with this Agreement and the transactions contemplated hereby.

ARTICLE VI
COVENANTS

6.1 Post-Closing Collections on Accounts. Commencing after the Closing Date, Secured Party shall apply all Due from Factor payments and proceeds of Charged Back Accounts, which become payable as a result of all sums collected, or deemed collected, by Secured Party, on or after the Closing Date, to obligations of Purchaser under the Accounts Sale and Purchase Agreement entered between Secured Party and Purchaser effective on or after the Closing.

6.2 Returned Items; Avoidance Claims. The Parties hereby acknowledge that, prior to the Closing, Secured Party will have given Gander credit for Secured Party’s receipt of payment instruments that, on or after the Closing Date, (i) may not clear or may be rescinded by the bank for insufficient funds, stop payment, or the like (a “Returned Item”), or (ii) may be sought to be recovered from Secured Party on the assertion that such payment is avoidable under the Bankruptcy Code or under state law as a preference, fraudulent transfer, or otherwise (“Avoidance Claim”), and that, but for the Secured Party Sale, Secured Party would have been able to look to the Accounts factored by Secured Party under the Factor Purchase Agreement for reimbursement or recovery of losses attendant to such Returned Items or Avoidance Claims. In light of the foregoing, Secured Party and Purchaser hereby agree as follows:

(a) In the event, any of the payments, received by Secured Party and credited to the Gander’s indebtedness as of the Closing Date, become a Returned Item on or after the Closing Date, Secured Party will notify Purchaser, and Purchaser will promptly remit funds to reimburse Secured Party for the Returned Item.

(b)  In the event, any of the payments received by Secured Party and/or credited to Gander’s indebtedness as of the Closing Date are recoverable as a result of an Account Debtor bankruptcy that occurs within ninety (90) days of any such payment having been made, Purchaser hereby agrees to pay to Existing Factor, on demand in writing, the amount of such Avoidance Claim. Additionally, Purchaser shall indemnify and hold Secured Party harmless from and against any out-of-pocket loss, liability, claim, damage or expense, including reasonable attorneys’ fees incurred (including those incurred at all trial and appellate levels) arising out of or relating to any Avoidance Claim.

6.3 Further Assurances. From time to time after the Closing Date, at the Purchaser’s reasonable request, Secured Party shall execute and deliver such other instruments of conveyance and transfer (including without limitation additional bills of sale and other instruments of transfer) and take such other actions as the Purchaser may reasonably request in order to (a) perfect and record, if necessary, the sale, assignment, conveyance, transfer and delivery to the Purchaser of the Purchased Assets, and (b) convey, transfer to and vest in the Purchaser all or any part of the Purchased Assets. Following the Closing, (i) except as provided in Section 6.1 and 6.2 hereof, Secured Party shall promptly remit to the Purchaser any checks, cash, payments, mail or other communications relating to the Purchased Assets or the Assumed Liabilities that are received by Secured Party after the Closing Date, and (ii) the Purchaser shall promptly remit to Secured Party any checks, cash, payments, mail or other communications relating to the Excluded Assets or the Excluded Liabilities that are received by the Purchaser. Following the Closing, Secured Party shall deliver to Purchaser a copy of the Explanation of Calculation under Section 9-616 of the UCC promptly following the delivery of such document by Secured Party to Gander.

6.4 Tax Matters.

(a) Purchase Price Allocation. As soon as practicable after the Closing Date, the Purchaser shall prepare and deliver to Secured Party copies of Form 8594 and any required exhibits thereto (the “Asset Acquisition Statement”) allocating the Cash Purchase Price (plus Assumed Liabilities, to the extent properly taken into account under Section 1060 of the Code) between Secured Party and among the Purchased Assets. The Purchaser shall prepare and deliver to Secured Party from time to time revised copies of the Asset Acquisition Statement (the “Revised Statements”) so as to report any matters on the Asset Acquisition Statement that need updating (including purchase price adjustments, if any). The Cash Purchase Price (plus Assumed Liabilities, to the extent properly taken into account under Section 1060 of the Code) paid by the Purchaser for the Purchased Assets shall be allocated in accordance with the Asset Acquisition Statement or, if applicable, the last Revised Statements, provided by the Purchaser to Secured Party, and all Tax Returns and reports filed by the Purchaser and Secured Party, shall be prepared consistently with such allocations.

(b) Cooperation on Tax Matters. The Purchaser and Secured Party shall furnish or cause to be furnished to each other, as promptly as practicable, such information and assistance relating to the Purchased Assets and the Assumed Liabilities as is reasonably necessary for the preparation and filing of any Tax Return, claim for refund or other required or optional filings relating to Tax matters, for the preparation for any Tax audit, for the preparation for any Tax protest, for the prosecution or defense of any suit or other proceeding relating to Tax matters.

ARTICLE VII
AS-IS SALE

7.1 As-Is Sale. Purchaser acknowledges that, except as expressly provided in Article IV of this Agreement, the Purchased Assets are being conveyed, “AS IS” AND “WITH ALL FAULTS”, and that all warranties of merchantability or fitness for a particular purpose are disclaimed. Without limiting the foregoing, Purchaser acknowledges that, except as expressly set forth in Article IV of this Agreement, Secured Party has not made any representation or warranty concerning: (a) the condition of the Purchased Assets; (b) any use to which the Purchased Assets may be put; (c) any future revenues, costs, expenditures, cash flow, results of operations, financial condition or prospects that may result from the ownership, use or sale of the Purchased Assets; or (d) any other information or documents made available to Purchaser. Purchaser further acknowledges that Secured Party is selling the Purchased Assets as part of a private secured party sale pursuant to Article 9 of the UCC and that such secured party sale or other contemporaneous events may have caused a material adverse change to the Businesses, and that such material adverse change of the Business does not give rise to a termination right under this Agreement. Both Secured Party and Purchaser acknowledge that Purchaser is paying a reasonably equivalent value for the Purchased Assets. Without limiting the foregoing, Purchaser acknowledges that Purchaser is not relying on any representation or warranty of Secured Party, express or implied, other than as expressly provided in Article 4. Purchaser shall be responsible for taking possession of the Purchased Assets, for all costs associated with obtaining possession of the Purchased Assets and for all sales taxes in connection with this sale. Purchaser assumes the risk that some or all of the Purchased Assets are not in existence or that the unit numbers are in fact more or less than identified in the Schedules of Purchased Assets.

ARTICLE VIII
MISCELLANEOUS

8.1 Successors and Assigns. No party hereto shall assign this Agreement or any rights or obligations hereunder without the prior written consent of the Purchaser (in the case of any proposed assignment by Secured Party) or Secured Party (in the case of a proposed assignment by the Purchaser) and any such attempted assignment without such prior written consent shall be void and of no force and effect; provided, however, that the Purchaser may assign this Agreement and any of its rights and obligations hereunder to one or more Affiliates of the Purchaser; provided, further, however, that no such assignment shall relieve the Purchaser of its obligations hereunder. This Agreement shall inure to the benefit of and shall be binding upon the successors, heirs, legal representatives and permitted assigns of the parties hereto.

8.2 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

8.3 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

8.4 CONSENT TO JURISDICTION AND SERVICE OF PROCESS. EACH PARTY HERETO CONSENTS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE COUNTY OF NEW CASTLE IN THE STATE OF DELAWARE AND IRREVOCABLY AGREES THAT ALL ACTIONS OR PROCEEDINGS RELATING TO THIS AGREEMENT, THE TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE LITIGATED IN SUCH COURTS. EACH PARTY HERETO ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS RESPECTIVE PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF SUCH COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS, AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT, THE TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY HERETO IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF SUCH COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH PARTY AT THE ADDRESS SPECIFIED IN THIS AGREEMENT, WITH SUCH SERVICE TO BECOME EFFECTIVE 15 CALENDAR DAYS AFTER SUCH MAILING. NOTHING HEREIN SHALL IN ANY WAY BE DEEMED TO LIMIT THE ABILITY OF EITHER PARTY HERETO TO SERVE ANY SUCH LEGAL PROCESS, SUMMONS, NOTICES AND DOCUMENTS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

8.5 Expenses. Except as otherwise expressly set forth in this Agreement or the other Transaction Documents, all the fees, expenses and costs incurred in connection with this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby shall be paid by the party incurring such fees, expenses and costs.

8.6 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by such provision or its severance herefrom and (d) in lieu of such provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such provision as may be possible.

8.7 Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given: (a) on the day of service if served personally on the party to whom notice is to be given; (b) on the day of transmission if sent via e-mail to the applicable e-mail address given below; (c) on the day after delivery to Federal Express or a similar overnight courier; or (d) on the fifth day after mailing, if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid and properly addressed, to the party as follows:

If to Secured Party:

Sallyport Commercial Finance, LLC

14100 Southwest Freeway, Suite 210

Sugar Land, TX 77478

Attn: [redacted]

Email: [redacted]

with a copy (which shall not constitute notice) to:

Levinson Arshonsky Kurtz & Komsky, LLP

15303 Ventura Boulevard, Suite 1650

Sherman Oaks, CA

Attn: [redacted]

Email: [redacted]

If to the Purchaser:

Stran Loyalty Solutions, LLC

2 Heritage Drive., Suite 600

Quincy, MA 02171

Attn: [redacted]

Email: [redacted]

With a copy (which shall not constitute notice) to:

Robinson & Cole LLP

One State Street

Hartford, CT 06103

Attn: [redacted]

Email: [redacted]

Any party may change its address for the purpose of this Section 8.7 by giving the other party written notice of its new address in the manner set forth above.

8.8 Amendments; Waivers. This Agreement may be amended or modified, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by the Purchaser and Secured Party, or in the case of a waiver, by the party or parties waiving compliance. Any waiver by any party of any condition, or of the breach of any provision, term, covenant, representation or warranty contained in this Agreement, in any one or more instances, shall not be deemed to be nor construed as a further or continuing waiver of any such condition, or of the breach of any other provision, term, covenant, representation or warranty of this Agreement.

8.9 Public Announcements. Secured Party and the Purchaser will consult with each other before issuing any press releases or otherwise making any public statements or filings with Governmental Entities with respect to this Agreement or the transactions contemplated hereby and shall not issue any press releases or make any public statements or filings with Governmental Entities without the prior written consent of the other parties, which shall not be unreasonably withheld; provided, however, that any party hereto may make any public statements or filings if required by applicable Law or stock exchange or market regulation or rule.

8.10 Entire Agreement. This Agreement together with the other Transaction Documents and the schedules and exhibits hereto and thereto contains the entire understanding among the parties hereto with respect to the transactions contemplated hereby and supersedes and replaces all prior and contemporaneous agreements and understandings, oral or written, with regard to such transactions.

8.11 Parties in Interest. Nothing contained in this Agreement is intended to confer any rights or remedies under or by reason of this Agreement on any Persons other than parties hereto and their respective heirs, legal representatives, successors and permitted assigns.

8.12 Drafting. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event that an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

8.13 Section and Paragraph Headings. The section and paragraph headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

8.14 Counterparts. This Agreement may be executed and delivered (including by facsimile or other electronic transmission) in counterparts, each of which shall be deemed an original, but all of which shall constitute the same instrument.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have executed or caused this Secured Party Sale Agreement to be executed as of the date first above written.

PURCHASER:

STRAN LOYALTY SOLUTIONS, LLC

By:	/s/ Andrew Shape
Name:	Andrew Shape
Title:	President and CEO

SECURED PARTY:

SALLYPORT COMMERCIAL FINANCE, LLC

By:	/s/ Nick Hart
Name:	Nick Hart
Title:	President